Filed Pursuant to Rule 424(b)(2)
Registration No. 333-132747

Subject to completion: PROSPECTUS SUPPLEMENT (To Prospectus dated March 27, 2006) Preliminary Prospectus Supplement dated June 29, 2007

Bearish Return Optimization Securities with Partial Protection
UBS AG $• Securities linked to the PHLX Housing SectorSM Index due on or about September 30, 2008

Issuer (Booking Branch):	UBS AG (Jersey Branch)

Maturity Date:	We currently expect the Securities to mature on September 30, 2008 (Investment term of 14 months).

Initial Minimum Investment:	100 Securities at a principal amount of $10 per Security ($1000).

Coupon:	We will not pay you interest during the term of the Securities.

Underlying Index:	The return on the Securities is linked to the performance of the PHLX Housing SectorSM
Index (the “Index”).

Payment at Maturity:	At maturity, you will receive a cash payment per $10 principal amount of the Securities based on the Index Return.

†

If the Index Return is negative, you will receive a positive return on your Securities equal to the Index Return multiplied by –5, up to a maximum gain of between 30.25% and 32.25%, to be determined on the trade date, which we currently expect to be on July 26, 2007 (the “trade date”) on your Securities. For example, if the Index declines by 4% over the term of the Securities (an Index Return of –4%), you will receive a positive return of 20% (–4% Î –5) on the Securities. If the Index Return is between 0% and 10%, you will receive your full principal. If the Index Return is greater than 10%, you will lose some of your principal. The payment at maturity will be reduced by 1% for every 1% gain in the Index that is above 10%, up to a maximum loss of 90% of the principal amount of the Securities. For example, if the Index increases by 20% over the term of the Securities (an Index Return of 20%), you will lose 10% of your principal.

For a description of how your payment at maturity will be calculated, see “What are the steps to calculate payment at maturity?” on page S-4 and “Specific Terms of the Securities—Payment at Maturity” on page S-28.

If the level of the Index increases over the term of the Securities, you may lose up to 90% of your principal amount.

Index Return:	Index Ending Level – Index Starting Level

Index Starting Level

Index Starting Level:	The closing level of the Index on the trade date.

Index Ending Level:	The Index Ending Level will be the closing level of the Index on a date we currently expect to be on September 25, 2008 (the “final valuation date”).

No Listing:	The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

CUSIP Number:	902619709

ISIN Number:	US9026197098

To help investors identify appropriate structured investment products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies, and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Categorization” on page S-4.

See “Risk Factors” beginning on page S-8 for risks related to an investment in the Securities.

The offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to	Underwriting	Proceeds to
	Public	Discount	UBS AG
Per Security	100%	1.50%	98.50%
Total

UBS Investment Bank	UBS Financial Services Inc.
Prospectus Supplement dated July •, 2007

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Bearish Return Optimization Securities with Partial Protection

The Bearish Return Optimization Securities with Partial Protection (the “Securities”) are medium-term notes issued by UBS that are designed for investors who want to hedge their exposure to U.S. companies whose primary lines of business are associated with the U.S. housing sector through an investment linked to the PHLX Housing SectorSM Index (the “Index”). If the Index Return is negative over the term of the securities, at maturity investors will receive their principal plus a positive return equal to 5x the negative return up to a maximum gain of between 30.25% and 32.25% (to be determined on the trade date). If the Index Return is positive over the term of the Securities, at maturity investors’ principal will be protected against the first 10% positive return and will be reduced by 1% for each 1% positive return in excess of 10%. Investors must also be willing to forego interest payments on the Securities.

The return on the Securities is linked to the performance of the Index. At maturity, you will receive a cash payment per $10 principal amount of the Securities based on the Index Return.

†

If the Index Return is negative, you will receive a positive return on your Securities equal to the Index Return multiplied by –5, up to a maximum gain of between 30.25% and 32.25% (to be determined on the trade date) on your Securities. For example, if the Index declines by 4% over the term of the Securities (an Index Return of –4%), you will receive a positive return of 20% (–4% Î –5) on the Securities.

†	If the Index Return is between 0% and 10%, you will receive your full principal.

†

If the Index Return is greater than 10%, you will lose some of your principal. The payment at maturity will be reduced by 1% for every 1% gain in the Index that is above 10%, up to a maximum loss of 90% of the principal amount of the Securities. For example, if the Index increases by 20% over the term of the Securities (an Index Return of 20%), you will lose 10% of your principal.

If the level of the Index increases over the term of the Securities, you may lose up to 90% of your principal amount.

For a description of how the Index Return and your payment at maturity will be calculated, see “What are the steps to calculate payment at maturity?” on page S-4 and “Specific Terms of the Securities—Payment at Maturity” on page S-28.

Selected Purchase Considerations

†

Exposure to Negative Index Returns—The Securities are designed for investors who believe that the Index will decrease over the term of the Securities and who are willing to risk losing up to 90% of their principal amount if the level of the Index increases over the term of the Securities. You will receive a positive return on your Securities only if the Index declines over the term of your Securities.

†

Enhanced Return Potential—The Securities offer an investor the opportunity to benefit from declines in the Index. If the Index Return is negative, your return on the Securities will be the absolute value of three times the negative Index Return up to a maximum return on your Securities of between 30.25% and 32.25% (to be determined on the trade date).

†

Partial Principal Protection—Your payment at maturity will be reduced by 1% for every 1% increase in the Index Return that is above 10%; however, you will not lose more than 90% of your principal amount regardless of the performance of the Index.

†

Minimum Investment—Your minimum investment is 100 Securities at a principal amount of $10.00 per Security (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.

† Diversification—The Securities may provide diversification within the equity portion of your portfolio through exposure to the Index.

Selected Risk Considerations

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” on page S-8.

†

You may lose up to 90% of your principal—The return on the Securities depends on the Index declining in value and you may lose some of your investment if the Index level increases. The payment to you at maturity will be reduced by 1% for every 1% gain in the Index that is above 10%, up to a maximum loss of 90% of the principal amount of the Securities.

†

Partial Principal Protection only if you hold your Securities to maturity—You should be willing to hold your Securities to maturity. If you sell your Securities in the secondary market prior to maturity, you may have to sell them at a significant discount and will not receive any principal protection.

†

Your appreciation potential is limited—If the Index Return is negative, you will receive a positive return on your Securities equal to the Index Return multiplied by –5, up to a maximum gain on the Securities of between 30.25% and 32.25% (to be determined on the trade date). Therefore, you will not benefit from any negative Index Return in excess of •% (that is, one-fifth of the maximum gain on the Securities, to be determined on the trade date). As a result, the maximum payment at maturity for each $10 principal amount of the Securities will be $• (based on the maximum gain, to be determined on the trade date).

†

Your investment is concentrated—All of the securities included in the Index (collectively, the “Index Constituent Stocks”) are issued by companies whose primary lines of business are directly associated with the United States housing sector. As a result, your investment in the Notes will be concentrated in one industry.

†

No interest or dividend payments—You will not receive any interest payments on the Securities and you will not receive nor be entitled to receive any dividend payments or other distributions on the securities included in the Index (the “Index Constituent Stocks”).

† There may be little or no secondary market in the Securities—The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.

The Securities may be a suitable investment for you if:

†	You believe that the Index Return will be negative (and therefore you would receive a positive return on your investment).

†	You are willing to make an investment where you could lose up to 90% of your principal amount.

†	You are willing to hold the Securities to maturity.

†	You do not seek current income from this investment.

†

You have exposure to U.S. companies whose primary lines of business are associated with the housing sector and would like to hedge your exposure through an investment linked to the PHLX Housing SectorSM Index.

The Securities may not be a suitable investment for you if:

†	You believe that the Index Return will be positive (and therefore you would lose money on your investment).

†	You seek an investment that offers full principal protection.

†	You seek an investment whose return is not capped at between 30.25% and 32.25% (to be determined on the trade date).

†	You seek current income from your investment.

†	You seek an investment for which there will be an active secondary market.

†	You are unable or unwilling to hold the Securities to maturity.

†	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

What are the tax consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, see “Supplemental U.S. Tax Considerations” on page S-36 and discuss the tax consequences of your situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations—Alternative Treatments” on page S-37.

Structured Product Characterization

To help investors identify appropriate investment products (“structured products”), UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of structured products and the types of protection that may be offered on those products. This description should not be relied upon as a description of any particular structured product.

†

Protection Securities are structured to provide investors with a high degree of principal protection at maturity, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These structured products are designed for investors with low to moderate risk tolerances.

†

Optimization Securities are structured to optimize returns or yield within a specified range. These structured products are designed for investors with moderate to high risk tolerances. Optimization Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

†

Performance Securities are structured to be strategic alternatives to index funds or exchange traded funds or to allow efficient access to new markets. These structured products are designed for investors with moderate to high risk tolerances. Performance Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

† Leverage Securities are structured to provide leveraged exposure to the performance of an underlying asset. These structured products are designed for investors with high risk tolerances.

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset declines below the specified threshold at any time during the term of the notes, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset. In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of structured products into categories is not intended to guarantee particular results or performance.

What are the steps to calculate payment at maturity?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Securities.

Step 1:	Calculate the Index Return.

The Index Return, which may be positive or negative, is the difference between the closing level of the Index on the final valuation date and on the trade date, expressed as a percentage of the closing level of the Index on the trade date, calculated as follows:

Index Ending Level – Index Starting Level
Index Return =
Index Starting Level

where the “Index Starting Level” is •, the closing level of the Index on the trade date, and the “Index Ending Level” is the closing level of the Index on the final valuation date.

Step 2:	Calculate the Adjusted Index Return on the Securities.

The Adjusted Index Return is based on the Index Return, which may be positive or negative:

1) If the Index Return is negative:

Adjusted Index Return = (Index Return Î –5), up to a maximum gain of between 30.25% and 32.25% (to be determined on the trade date)

2) If the Index Return is positive:

Adjusted Index Return = (Index Return Î –1 Ç 10%), up to a maximum loss of 90%

Step 3:	Calculate the cash payment at maturity.

Payment at maturity = principal amount of the Securities Ç (principal amount of the Securities Î Adjusted Index Return)

How do the Securities perform at Maturity?
Hypothetical Examples
Assumptions:

Index Starting Level:	212.12 (the actual Index Starting Level will be the closing level on the trade date)
Principal amount of the Securities:	$10
Principal Protection:	10%
Maximum gain on the Securities:	31.25%*(the actual maximum gain on the Securities will be determined on trade date)
Maximum Payment at Maturity:	$13.125

*

Potential gains on the Securities at maturity will be calculated by multiplying any negative Index Return by –5 up to the maximum gain on the Securities, which will be determined on the trade date. For purposes of the examples below, the maximum gain on the Securities is assumed to be 31.25%. Therefore, an original investor in the Securities will not participate in any negative Index Return of more than –6.25% at maturity.

Example 1—On the final valuation date, the Index closes 3% below its starting level of 212.12.

Since the Index Return is –3%, you receive a positive return equal to five times the decline in the Index, up to the 31.25% maximum gain on the Securities.

Adjusted Index Return = (Index Return Î –5) = (–3% Î –5) = 15%

Your total cash payment at maturity would therefore be $11.50 (a 15% total return on investment) which includes:

†	Principal amount	$10.00
†	Principal amount Î Adjusted Index Return	$1.50	($10.00 Î 15%)

	Total:	$11.50

Example 2—On the final valuation date, the Index closes 20% below its starting level of 212.12.

Since the Index Return is –20%, you receive a positive return equal to five times the decline in the Index, up to the 31.25% maximum gain on the Securities.

Adjusted Index Return = (Index Return Î –5) = (–20% Î –5) = 100%, up to the 31.25% maximum gain on the Securities = 31.25%

Your total cash payment at maturity would therefore be limited to $13.125 (a 31.25% total return on investment) which includes:

†	Principal amount	$10.00
†	Principal amount Î Adjusted Index Return	$3.125	($10.00 Î 31.25%)

	Total:	$13.125	(this is the maximum payment on the Securities)

Example 3—On the final valuation date, the Index closes 30% above its starting level of 212.12.

Since the Index Return is 30% on the final valuation date, your investment is exposed to the appreciation of the Index minus 10% principal protection.

Adjusted Index Return = (Index Return Î –1 Ç 10%) = (30% Î –1 Ç 10%) = –20%

Your total cash payment at maturity would therefore be $8.00 (a 20% loss on investment) which includes:

†	Principal amount	$10.00
†	Principal amount Î Adjusted Index Return	$–2.00	($10.00 Î –20%)

	Total:	$8.00

Hypothetical Performance of the Securities at Maturity

Assumptions:

Index:	PHLX Housing SectorSM Index
Principal amount of the Securities:	$10
Term:	14 months
Maximum gain on the Securities:	31.25% (the actual maximum gain on the Securities will be determined on the trade date.)
Index performance:	100% to –100% for table
50% to –50% for graph

Index Performance	Performance of the Securities
Index Return at Maturity	Security Payment at Maturity	Total Return
100%	$1.00	–90.0%
80%	$3.00	–70.0%
60%	$5.00	–50.0%
50%	$6.00	–40.0%
40%	$7.00	–30.0%
30%	$8.00	–20.0%
20%	$9.00	–10.0%
10%	$10.00	0.0%
5%	$10.00	0.0%
0%	$10.00	0.0%
–1%	$10.50	5.0%
–2%	$11.00	10.0%
–3%	$11.50	15.0%
–6.25%	$13.13	31.25%
–10%	$13.13	31.25%
–15%	$13.13	31.25%
–20%	$13.13	31.25%
–40%	$13.13	31.25%
–60%	$13.13	31.25%
–80%	$13.13	31.25%
–100%	$13.13	31.25%

*Values have been rounded for ease of analysis

Risk Factors

The return on the Securities is linked to the performance of the Index. Investing in the Securities is not equivalent to investing directly in the Index. This section describes the most significant risks relating to the Securities. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

The return on the Securities depends on the Index declining in value and you may lose some of your principal if the Index level increases.

The Securities differ from ordinary debt securities in that we will not pay you interest on the Securities or a fixed amount at maturity. Your cash payment at maturity will be based on the Index Return, which may be positive or negative. A positive Index Return will reduce your cash payment at maturity below your principal. If the level of the Index increases over the term of the Securities, you may lose up to 90% of your principal amount.

See “What are the steps to calculate payment at maturity?” on page S-4.

You are entitled to partial principal protection only if you hold your Securities to maturity.

You should be willing to hold your Securities to maturity. If you sell your Securities in the secondary market prior to maturity, you may have to sell them at a significant discount and will not benefit from principal protection for 10% of the principal amount of your Securities.

Your maximum gain on the Securities at maturity is between 30.25% and 32.25%, the final percentage to be determined on the trade date.

Your payment at maturity is based on the Index Return. If the Index Return is negative, you will receive a positive return on your Securities equal to the Index Return multiplied by –5, up to the maximum gain on the Securities of between 30.25% and 32.25% (to be determined on the trade date). Since the maximum gain on the Securities is between 30.25% and 32.25%, you will not benefit from a negative Index Return in excess of •% (which is equal to one-fifth of the maximum gain on the Securities).

The Index Constituent Stocks are concentrated in one industry.

All of the Index Constituent Stocks are issued by companies whose primary lines of business are directly associated with the United States housing sector. As a result, an investment in the Notes will be concentrated in one industry.

The market value of the Securities may be influenced by unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the final valuation date, when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the level of the Index on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:

†	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

†	the market price of the Index Constituent Stocks;

†

the dividend rate paid on the Index Constituent Stocks (while no dividends are paid to holders of the Securities, dividend payments on the Index Constituent Stocks may influence the value of the Index Constituent Stocks and the level of the Index, and therefore affect the market value of the Securities);

Risk Factors

†	supply and demand for the Securities, including inventory positions with UBS Securities LLC or any other market-maker;

†	interest rates in the market;

†	the time remaining to the maturity of the Securities;

†	the creditworthiness of UBS; and

†	economic, financial, political, regulatory, judicial or other events that affect the level of the Index or the market price of the Index Constituent Stocks or that affect stock markets generally.

There may not be an active trading market in the Securities—Sales in the secondary market may result in significant losses.

You should be willing to hold your Securities to maturity. There may be little or no secondary market for the Securities. The Securities will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Securities, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time. Even if a secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you.

If you sell your Securities before maturity, you may have to do so at a substantial principal discount from the issue price, and as a result you may suffer substantial losses.

Owning the Securities is not the same as owning the Index Constituent Stocks.

The return on your Securities may not reflect the return you would realize if you actually owned the Index Constituent Stocks. This is the case because the level of the Index is calculated in part by reference to the prices of the Index Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

Even if the level of the Index decreases during the term of the Securities, the market value of the Securities may not increase by the same amount. It is also possible for the level of the Index to decrease while the market value of the Securities declines.

Changes that affect the Index will affect the market value of the Securities and the amount you will receive at maturity.

The policies of Philadelphia Stock Exchange, Inc. (“PHLX”) concerning the calculation of the Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in which changes affecting the Index Constituent Stocks or the issuers of the Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the Securities at maturity, and the market value of the Securities prior to maturity. The amount payable on the Securities and their market value could also be affected if PHLX changes these policies, for example, by changing the manner in which it calculates the Index, or if PHLX discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the Securities. If events such as these occur or if the Index Ending Level is not available because of a market disruption event or for any other reason and no successor index is selected, the calculation agent—which initially will be UBS Securities LLC, an affiliate of UBS—may determine the Index Ending Level or fair market value of the Securities—and, thus, the amount payable at maturity—in a manner it considers appropriate, in its sole discretion.

Risk Factors

The formula for determining your payment at maturity does not take into account all developments in the Index.

Changes in the Index during the term of the Securities before the final valuation date will not be reflected in the calculation of your payment at maturity. The calculation agent will calculate your payment at maturity by comparing only the level of the Index on the trade date and the level of the Index on the final valuation date. No other levels will be taken into account. As a result, you may lose some or most of your investment even if the Index has fallen at certain times during the term of the Securities before rising to a level above its starting level on the final valuation date.

The inclusion of commissions and compensation in the original issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

Trading and other transactions by UBS or its affiliates in the Index Constituent Stocks, futures, options, exchange-traded funds or other derivative products on the Index Constituent Stocks or the Index, may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page S-34, we or one or more affiliates may hedge our obligations under the Securities by purchasing the Index Constituent Stocks, futures or options on the Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index, and we may adjust these hedges by, among other things, purchasing or selling the Index Constituent Stocks, futures, options or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may affect the market price of the Index Constituent Stocks and the level of the Index and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in the Index Constituent Stocks and other investments relating to the Index Constituent Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block trades. Any of these activities could affect the market price of the Index Constituent Stocks, and the level of the Index and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities.

UBS and its affiliates have no affiliation with PHLX and are not responsible for their public disclosure of information.

UBS and its affiliates are not affiliated with PHLX in any way (except for licensing arrangements discussed below in “The PHLX Housing SectorSM Index” beginning on page S-13) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. If PHLX discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Securities or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Securities—Market Disruption Event” on page S-29 and “Specific

Risk Factors

Terms of the Securities—Discontinuance of or Adjustment to the Index; Alteration of Method of Calculation” on page S-32. PHLX is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of Securities in taking any actions that might affect the value of your Securities.

We have derived the information about PHLX and the Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about PHLX or the Index contained in this prospectus supplement. You, as an investor in the Securities, should make your own investigation into PHLX and the Index.

Historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the Securities.

The trading prices of the Index Constituent Stocks will determine the Index level. As a result, it is impossible to predict whether, or the extent to which, the level of the Index will rise or fall. Trading prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Index Constituent Stocks and the level of the Index. Accordingly, the historical performance of the Index should not be taken as an indication of the future performance of the Index.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Constituent Stocks that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Securities.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Index Constituent Stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS AG or another affiliate of UBS AG and the interests of holders of the Securities. Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, the market value of the Securities.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the underlying assets, index or indices to which the Securities are linked or the market value of the Securities.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates may have published research or other opinions that calls into question the investment view implicit in the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying assets, index or indices to which the Securities are linked.

Risk Factors

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of the Securities?” in the summary section on page S-3, “Supplemental U.S. Tax Considerations” on page S-36, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

You will not receive interest payments on the Securities or dividend payments on the Index Constituent Stocks or have shareholder rights in the Index Constituent Stocks.

You will not receive any periodic interest payments on the Securities and you will not receive any dividend payments or other distributions on the Index Constituent Stocks. As a holder of the Securities, you will not have voting rights or any other rights that holders of the Index Constituent Stocks may have.

The calculation agent can postpone the determination of the Index Ending Level or the maturity date if a market disruption event occurs on the final valuation date.

The determination of the Index Ending Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Securities could also be postponed, although not by more than ten business days.

If the determination of the Index Ending Level on the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities—Market Disruption Event” on page S-29.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount of your payment at maturity on the Securities. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent’s role, see “Specific Terms of the Securities—Role of Calculation Agent” on page S-33. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index Constituent Stocks or the Index has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

The PHLX Housing SectorSM Index

We have derived all information regarding the PHLX Housing SectorSM Index (the “Index”) contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Philadelphia Stock Exchange, Inc. (“PHLX”). We do not assume any responsibility for the accuracy or completeness of such information. PHLX has no obligation to continue to publish the Index, and may discontinue publication of the Index.

The Index is designed to measure the performance of twenty companies whose primary lines of business are directly associated with the United States housing construction market (the “Index Constituent Stocks”). The Index composition includes residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers. The Index (index symbol “HGX”) is published by the PHLX and was set to 250 on December 31, 2001. Options commenced trading on the Index on July 17, 2002. The Index is a modified capitalization-weighted index, which is intended to maintain as closely as possible the proportional capitalization distribution of the portfolio of stocks included in the Index, while limiting the maximum weight of a single stock or group of stocks to a predetermined maximum (normally 25% for a single stock, and 50% to 60% or more for the top five or an aggregation of all stocks weighing 5% or more). This rebalancing is accomplished by occasionally artificially reducing the capitalization of higher weighted stocks and redistributing the weight to lower weighted stocks. The net result is a weight distribution that is less skewed toward the larger stocks, but still does not approach equal weighting. The total capitalization of the portfolio remains the same. The following is a list of companies included in the Index and their trading symbols: American Standard Companies Inc. (ASD); Beazer Homes USA, Inc. (BZH); Centex Corporation (CTX); Champion Enterprises, Inc. (CHB); D.R. Horton, Inc. (DHI); Hovnanian Enterprises, Inc. (HOV); KB Home (KBH); Lennar Corporation (LEN); Masco Corporation (MAS); M.D.C. Holdings, Inc. (MDC); Meritage Homes Corp. (MTH); The PMI Group, Inc. (PMI); Pulte Homes, Inc. (PHM); Radian Group Inc. (RDN); The Ryland Group, Inc. (RYL); Standard Pacific Corp. (SPF); Temple-Inland, Inc. (TIN); Toll Brothers, Inc. (TOL); Vulcan Materials Company (VMC); and Weyerhaeuser Company (WY). We have provided a brief description of each of the companies included in the Index and their corresponding historical price information in “The Index Constituent Stocks” on page S-14.

The Index is rebalanced at least semi-annually for implementation at the end of each January and July option expiration if the modified capitalization of a single component or group of components exceeds the concentration thresholds discussed above as of the last trading day of the previous month. This rebalancing is based on the actual market capitalizations of the component stocks as determined by actual share amounts and closing prices on the last trading day of the previous month. The modified share value for each Index Constituent Stock comprising the Index remains fixed between rebalancings, except in the event of certain types of corporate actions such as stock splits, mergers, acquisitions, stock repurchases or any similar event with respect to an Index Constituent Stock resulting in a change in share value greater than 5% or more. When the Index is adjusted between rebalancings for these events, the modified share amount of the relevant Index Constituent Stock comprising the Index is adjusted, to the nearest whole share, to maintain the Index Constituent Stock’s relative weight in the Index immediately prior to the corporate action. In connection with any adjustments to the Index, the Index divisor may be adjusted to ensure that there are no changes to the level of the Index as a result of non-market forces.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or any successor index. While PHLX currently employs the above methodology to calculate the Index, no assurance can be given that PHLX will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Notes. PHLX does not guarantee the accuracy or the completeness of the Index or any data included in the Index. PHLX assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the Index. PHLX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable at maturity.

The PHLX Housing SectorSM Index

The following chart provides the ticker symbol, the weighting percentage and the primary trading exchange for each of the Index Constituent Stocks as of June 28, 2007:

Ticker	Name	% Weight	Primary Exchange

ASD	American Standard Cos Inc	8.56%	NYSE
BZH	Beazer Homes USA Inc	2.17%	NYSE
CTX	Centex Corp	3.40%	NYSE
CHB	Champion Enterprises Inc	3.82%	NYSE
DHI	DR Horton Inc	4.78%	NYSE
HOV	Hovnanian Enterprises Inc	3.44%	NYSE
KBH	KB Home	3.31%	NYSE
LEN	Lennar Corp	4.81%	NYSE
MAS	Masco Corp	7.61%	NYSE
MDC	MDC Holdings Inc	4.16%	NYSE
MTH	Meritage Homes Corp	0.51%	NYSE
PMI	The PMI Group Inc	4.99%	NYSE
PHM	Pulte Homes Inc	4.41%	NYSE
RDN	Radian Group Inc	3.56%	NYSE
RYL	Ryland Group Inc	2.38%	NYSE
SPF	Standard-Pacific Corp	2.57%	NYSE
TIN	Temple-Inland Inc	7.87%	NYSE
TOL	Toll Brothers Inc	5.60%	NYSE
VMC	Vulcan Materials Co	8.04%	NYSE
WY	Weyerhaeuser Co	14.02%	NYSE

Historical Data on the PHLX Housing SectorSM Index

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Securities receiving a positive return on their investment. The closing level of the Index on June 28, 2007 was 212.12. The actual Index starting level will be the closing level of the Index on the trade date.

The following table sets forth the level of the Index at the end of each month in the period from July 2002 through June 28, 2007.

	2002	2003	2004	2005	2006*	2007

January		220.07	353.37	468.61	268.71	245.15
February		218.78	384.54	503.97	260.91	239.39
March		214.95	400.65	478.54	266.08	218.13
April		246.03	366.93	465.67	254.41	227.20
May		278.09	371.69	505.19	227.24	237.74
June		280.84	381.29	532.08	215.60	212.12
July	249.47	284.21	366.43	575.56	198.03
August	244.75	301.46	382.44	542.06	205.07
September	211.47	305.46	407.98	538.41	208.57
October	219.08	351.34	395.47	485.59	214.43
November	233.44	361.85	418.94	513.91	229.15
December	224.77	366.37	469.32	518.08	235.50

*	On January 3, 2006 the Index underwent a 2- for-1 split.

The PHLX Housing SectorSM Index

The following graph sets forth the historical performance of the Index presented in the preceding table.

Source: Bloomberg L.P.

Historical performance of the Index is not indicative of future performance of the Index.

The Index Constituent Stocks

This section provides a brief synopsis of the business of each of the Index Constituent Stocks as well as the split-adjusted month-end closing market prices for each Index Constituent Stock in each month from January 2002 through May 2007 (or from the first month-end for which that data is available) as of June 28, 2007. The historical prices of the Index Constituent Stocks are not indicative of the future performance of the Index Constituent Stocks. The following information, with respect to the business of each company issuing an Index Constituent Stock, has been derived from publicly available documents published by that company. Because the common stock of each of those companies is registered under the Securities Exchange Act of 1934, those companies are required to file periodically financial and other information specified by the Securities and Exchange Commission (the “SEC”). For more information about those companies, information provided to or filed with the SEC by those companies can be inspected at the SEC’s public reference facilities or accessed through the SEC’s web site at http://www.sec.gov.

The PHLX Housing SectorSM Index

AMERICAN STANDARD COMPANIES INC.

American Standard Companies Inc. (“American Standard”) is a global, diversified manufacturer of high-quality, brand-name products in three major business segments: air conditioning systems and services; bath and kitchen fixtures and fittings; and vehicle control systems. On February 1, 2007, American Standard announced that its Board of Directors unanimously approved a plan to separate its three segments and plans to spinoff its vehicle control systems business as an independent, publicly traded company, expected to be known as WABCO. Additionally, American Standard plans to sell its bath and kitchen business and expects to complete both the spinoff of vehicle control systems and the sale of bath and kitchen by the early fall of 2007. Upon completion of both the spinoff of vehicle control systems and the sale of bath and kitchen, American Standard will focus on its air conditioning systems and services business. American Standard’s headquarters are located in Piscataway, New Jersey, and its $0.01 par value common stock is traded on the New York Stock Exchange under the symbol “ASD”. Information filed with the SEC by American Standard under the Exchange Act can be located with reference to its SEC file number: 1-114515.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	21.57	January	22.22	January	35.40	January	40.04	January	36.00	January	49.39
February	21.77	February	22.84	February	36.32	February	45.80	February	39.58	February	52.99
March	23.58	March	22.92	March	37.92	March	46.48	March	42.86	March	53.02
April	24.90	April	23.73	April	35.06	April	44.71	April	43.53	April	55.06
May	25.17	May	24.66	May	37.52	May	42.80	May	42.49	May	59.78
June	25.03	June	24.64	June	40.31	June	41.92	June	43.47	June
July	23.84	July	25.47	July	37.89	July	44.28	July	38.63	July
August	23.88	August	26.73	August	37.61	August	45.60	August	41.77	August
September	21.21	September	28.08	September	38.91	September	46.55	September	41.97	September
October	22.23	October	31.90	October	36.57	October	38.04	October	44.29	October
November	24.83	November	33.23	November	38.94	November	38.08	November	44.81	November
December	23.71	December	33.57	December	41.32	December	39.95	December	45.85	December

The closing price on June 28, 2007 was $58.77.

BEAZER HOMES USA, INC.

Beazer Homes USA, Inc. (“Beazer”) designs, builds and sells primarily single-family homes in various locations within the United States. Beazer also originates mortgages on behalf of its customers through its subsidiaries Beazer Mortgage Corporation or Beazer Mortgage, and provides title services to its customers in many of its markets. Beazer’s headquarters are located in Atlanta, Georgia, and its $0.01 par value common stock is traded on the New York Stock Exchange under the symbol “BZH”. Information filed with the SEC by Beazer under the Exchange Act can be located with reference to its SEC file number: 1-12822.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	26.70	January	19.18	January	31.08	January	49.50	January	72.84	January	43.51
February	30.18	February	19.45	February	35.63	February	57.31	February	63.45	February	39.46
March	25.85	March	19.60	March	35.30	March	49.86	March	65.70	March	29.03
April	29.51	April	23.42	April	32.82	April	45.60	April	57.43	April	33.38
May	26.07	May	28.27	May	33.59	May	53.46	May	49.75	May	35.77
June	26.67	June	27.83	June	33.44	June	57.15	June	45.87	June
July	20.79	July	25.72	July	31.13	July	65.44	July	41.69	July
August	21.39	August	27.71	August	32.55	August	62.44	August	40.30	August
September	20.35	September	28.13	September	35.63	September	58.67	September	39.04	September
October	21.91	October	33.17	October	36.59	October	57.95	October	43.34	October
November	21.26	November	35.57	November	41.33	November	69.97	November	45.66	November
December	20.20	December	32.55	December	48.74	December	72.84	December	47.01	December

The closing price on June 28, 2007 was $25.81.

The PHLX Housing SectorSM Index

CENTEX CORPORATION

Centex Corporation (“Centex”) operates, through its subsidiary companies, in four principal business segments: home building, residential mortgage banking, commercial construction and development and sale of land. Centex’s headquarters are located in Dallas, Texas, and its $0.25 par value common stock is traded on the New York Stock Exchange under the symbol “CTX”. Information filed with the SEC by Centex under the Exchange Act can be located with reference to its SEC file number: 1-6776.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	26.51	January	23.58	January	47.76	January	61.31	January	71.39	January	53.69
February	26.04	February	24.64	February	53.40	February	63.59	February	67.61	February	46.36
March	23.14	March	24.23	March	54.06	March	57.27	March	61.99	March	41.78
April	25.09	April	29.42	April	47.95	April	57.72	April	55.60	April	44.77
May	23.95	May	34.60	May	48.49	May	65.48	May	47.69	May	48.36
June	25.75	June	34.67	June	45.75	June	70.67	June	50.30	June
July	21.37	July	32.73	July	42.42	July	73.98	July	47.31	July
August	22.50	August	34.02	August	45.77	August	67.75	August	50.95	August
September	19.76	September	35.12	September	50.46	September	64.58	September	52.62	September
October	20.27	October	43.97	October	51.94	October	64.35	October	52.30	October
November	22.43	November	49.34	November	52.47	November	71.85	November	55.34	November
December	22.37	December	48.55	December	59.58	December	71.49	December	56.27	December

The closing price on June 28, 2007 was $40.51.

CHAMPION ENTERPRISES, INC.

Champion Enterprises, Inc. (“Champion”) and its subsidiaries primarily produce and sell factory-built homes. Champion’s headquarters are located in Auburn Hills, Michigan, and its $1.00 par value common stock is traded on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange under the symbol “CHB”. Information filed with the SEC by Champion under the Exchange Act can be located with reference to its SEC file number: 1-9751.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	12.36	January	2.95	January	6.68	January	10.79	January	13.71	January	8.21
February	8.83	February	2.06	February	10.65	February	10.35	February	15.52	February	7.93
March	8.00	March	1.84	March	10.60	March	9.40	March	14.96	March	8.80
April	8.30	April	2.42	April	10.89	April	9.44	April	15.26	April	10.28
May	8.02	May	3.55	May	9.35	May	9.73	May	11.90	May	11.37
June	5.62	June	5.18	June	9.18	June	9.94	June	11.04	June
July	4.02	July	6.49	July	9.73	July	12.06	July	6.63	July
August	2.68	August	7.25	August	9.63	August	13.35	August	6.82	August
September	2.94	September	6.35	September	10.29	September	14.78	September	6.90	September
October	2.32	October	7.10	October	10.89	October	13.88	October	9.26	October
November	3.65	November	7.22	November	11.48	November	14.47	November	9.35	November
December	2.85	December	7.00	December	11.82	December	13.62	December	9.36	December

The closing price on June 28, 2007 was $10.06.

The PHLX Housing SectorSM Index

D.R. HORTON, INC.

D.R. Horton, Inc. (“D.R. Horton”) constructs and sells single-family homes designed principally for first time homebuyers in metropolitan areas of the Mid-Atlantic, Midwest, Southeast, Southwest and West regions of the United States. D.R. Horton’s headquarters are located in Fort Worth, Texas, and its $0.01 par value common stock is traded on the New York Stock Exchange under the symbol “DHI”. Information filed with the SEC by D.R. Horton under the Exchange Act can be located with reference to its SEC file number: 1-14122.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	12.48	January	9.55	January	21.08	January	29.84	January	37.32	January	29.06
February	13.30	February	9.16	February	23.84	February	32.82	February	34.11	February	25.37
March	12.57	March	9.60	March	26.57	March	29.24	March	33.22	March	22.00
April	12.90	April	11.85	April	21.60	April	30.50	April	30.02	April	22.18
May	12.26	May	13.15	May	21.68	May	34.57	May	26.36	May	23.37
June	13.02	June	14.05	June	21.30	June	37.61	June	23.82	June
July	11.10	July	14.08	July	20.72	July	41.08	July	21.43	July
August	10.38	August	15.56	August	23.21	August	36.92	August	21.93	August
September	9.31	September	16.35	September	24.83	September	36.22	September	23.95	September
October	9.64	October	19.90	October	22.50	October	30.69	October	23.43	October
November	9.56	November	21.85	November	26.41	November	35.44	November	26.64	November
December	8.68	December	21.63	December	30.23	December	35.73	December	26.49	December

The closing price on June 28, 2007 was $20.19.

HOVNANIAN ENTERPRISES, INC.

Hovnanian Enterprises, Inc. (“Hovnanian”) designs, constructs, markets and sells single-family detached homes, attached townhomes and condominiums, mid-rise and high-rise condominiums, urban infill and active adult homes in planned residential developments. Hovnanian currently offers homes for sale in 472 communities in 48 markets in 19 states throughout the United States. Hovnanian’s headquarters are located in Red Bank, New Jersey, and its $0.01 par value Class A common stock is traded on the New York Stock Exchange under the symbol “HOV”. Information filed with the SEC by Hovnanian under the Exchange Act can be located with reference to its SEC file number: 1-8551.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	10.62	January	14.57	January	36.89	January	52.24	January	48.42	January	33.29
February	13.15	February	16.42	February	40.35	February	55.00	February	46.11	February	31.10
March	13.30	March	17.28	March	43.15	March	51.00	March	43.93	March	25.16
April	15.22	April	19.90	April	35.97	April	50.77	April	39.77	April	23.99
May	16.00	May	28.98	May	35.30	May	62.10	May	31.83	May	25.26
June	17.94	June	29.48	June	34.71	June	65.20	June	30.08	June
July	14.27	July	24.68	July	31.03	July	70.68	July	27.39	July
August	15.56	August	30.84	August	34.42	August	60.15	August	26.49	August
September	16.90	September	32.19	September	40.10	September	51.20	September	29.34	September
October	18.91	October	40.64	October	37.54	October	44.99	October	30.85	October
November	16.70	November	46.13	November	40.27	November	49.84	November	35.51	November
December	15.85	December	43.53	December	49.52	December	49.64	December	33.90	December

The closing price on June 28, 2007 was $17.07.

The PHLX Housing SectorSM Index

KB HOME

KB Home (“KB”) is one of America’s leading homebuilders with domestic operations throughout the United States. Kaufman & Broad S.A., its publicly-traded subsidiary is one of the largest homebuilders in France based on revenues. KB’s headquarters are located in Los Angeles, California, and its $1.00 par value common stock is traded on the New York Stock Exchange under the symbol “KBH”. Information filed with the SEC by KB under the Exchange Act can be located with reference to its SEC file number: 1-09195.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	21.53	January	22.36	January	33.77	January	54.33	January	76.20	January	54.22
February	21.83	February	23.45	February	36.18	February	62.40	February	67.03	February	49.60
March	21.70	March	22.73	March	40.40	March	58.73	March	64.98	March	42.67
April	24.93	April	24.64	April	34.47	April	57.00	April	61.57	April	44.11
May	25.77	May	31.25	May	32.94	May	67.54	May	51.20	May	45.89
June	25.76	June	30.99	June	34.32	June	76.23	June	45.85	June
July	23.11	July	28.31	July	32.03	July	81.91	July	42.52	July
August	23.98	August	28.61	August	34.39	August	74.20	August	42.76	August
September	24.42	September	29.83	September	42.25	September	73.20	September	43.80	September
October	23.60	October	34.25	October	41.13	October	64.35	October	44.94	October
November	22.35	November	34.44	November	43.95	November	69.77	November	51.69	November
December	21.43	December	36.26	December	52.20	December	72.66	December	51.28	December

The closing price on June 28, 2007 was $38.89.

LENNAR CORPORATION

Lennar Corporation (“Lennar”) is a homebuilder and is a provider of residential financial services. Lennar’s homebuilding operations include the sale and construction of single-family attached and detached homes, as well as the purchase, development and sale of residential land. The financial services operations provide mortgage financing, title insurance and closing services for Lennar homebuyers and others; acquire, package and resell residential mortgage loans and mortgage-backed securities, perform mortgage loan servicing activities and provide cable television and alarm monitoring services to residents of Lennar communities and others. Lennar’s headquarters are located in Miami, Florida, and its $0.10 par value Class A common stock is traded on the New York Stock Exchange under the symbol “LEN”. Information filed with the SEC by Lennar under the Exchange Act can be located with reference to its SEC file number: 1-11749.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	25.22	January	24.50	January	44.10	January	56.47	January	62.56	January	54.38
February	25.12	February	24.56	February	49.45	February	60.82	February	59.86	February	49.24
March	24.00	March	24.36	March	54.03	March	56.68	March	60.38	March	42.21
April	25.27	April	27.12	April	46.85	April	51.47	April	54.93	April	42.71
May	24.89	May	33.53	May	45.90	May	58.01	May	47.91	May	45.65
June	27.84	June	35.75	June	44.72	June	63.45	June	44.37	June
July	23.09	July	32.60	July	42.68	July	67.27	July	44.73	July
August	24.02	August	33.63	August	45.80	August	62.10	August	44.84	August
September	25.38	September	38.90	September	47.60	September	59.76	September	45.25	September
October	25.10	October	45.93	October	44.98	October	55.58	October	47.48	October
November	24.12	November	48.95	November	44.93	November	57.68	November	52.50	November
December	23.47	December	48.00	December	56.68	December	61.02	December	52.46	December

The closing price on June 28, 2007 was $37.13.

The PHLX Housing SectorSM Index

MASCO CORPORATION

Masco Corporation (“Masco”) manufactures, sells and installs home improvement and building products, with emphasis on brand name products and services holding leadership positions in their markets. Masco is among the largest manufacturers in North America of brand name consumer products designed for the home improvement and new construction markets. Masco’s headquarters are located in Taylor, Michigan, and its $1.00 par value common stock is traded on the New York Stock Exchange under the symbol “MAS”. Information filed with the SEC by Masco under the Exchange Act can be located with reference to its SEC file number: 1-5794.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	26.76	January	18.19	January	26.66	January	36.80	January	29.65	January	31.99
February	28.07	February	18.38	February	28.04	February	33.72	February	31.19	February	29.85
March	27.45	March	18.62	March	30.44	March	34.67	March	32.49	March	27.40
April	28.10	April	21.07	April	28.01	April	31.49	April	31.90	April	27.21
May	26.66	May	24.60	May	28.95	May	32.02	May	31.02	May	30.21
June	27.11	June	23.85	June	31.18	June	31.76	June	29.64	June
July	24.20	July	24.37	July	30.24	July	33.91	July	26.73	July
August	24.16	August	24.79	August	32.13	August	30.68	August	27.41	August
September	19.55	September	24.48	September	34.53	September	30.68	September	27.42	September
October	20.56	October	27.50	October	34.26	October	28.50	October	27.65	October
November	20.17	November	27.20	November	35.27	November	29.77	November	28.69	November
December	21.05	December	27.41	December	36.53	December	30.19	December	29.87	December

The closing price on June 28, 2007 was $28.00.

M.D.C. HOLDINGS, INC.

M.D.C. Holdings, Inc.’s (“M.D.C.”) primary business is owning and managing subsidiary companies that sell and build homes under the name Richmond American Homes. M.D.C.’s financial services segment consists of HomeAmerican Mortgage Corporation, which originates mortgage loans primarily for its homebuyers, and American Home Insurance Agency, Inc., which offers third party insurance products to its homebuyers. M.D.C.’s headquarters are located in Denver, Colorado, and its $0.01 par value common stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol “MDC”. Information filed with the SEC by M.D.C. under the Exchange Act can be located with reference to its SEC file number: 1-08951.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	25.51	January	25.11	January	43.81	January	72.80	January	63.45	January	58.27
February	27.90	February	23.87	February	49.25	February	79.62	February	61.29	February	51.06
March	27.46	March	24.40	March	54.15	March	69.65	March	64.31	March	48.07
April	32.10	April	29.31	April	47.53	April	65.38	April	57.78	April	51.26
May	28.30	May	34.82	May	49.48	May	72.21	May	54.15	May	54.34
June	33.06	June	33.76	June	48.93	June	82.25	June	51.93	June
July	26.45	July	34.80	July	51.65	July	85.42	July	43.63	July
August	25.56	August	35.73	August	52.96	August	76.38	August	42.79	August
September	22.44	September	37.76	September	56.23	September	78.89	September	46.45	September
October	23.87	October	47.08	October	59.04	October	68.60	October	49.86	October
November	22.70	November	48.50	November	58.23	November	68.13	November	57.13	November
December	24.32	December	45.10	December	66.49	December	61.98	December	57.05	December

The closing price on June 28, 2007 was $48.61.

The PHLX Housing SectorSM Index

MERITAGE HOMES CORP.

Meritage Homes Corp. (“Meritage Homes”) designs and builds a broad range of single-family homes in Texas, Arizona, California, Nevada, Colorado and Florida. Meritage Homes’ headquarters are located in Scottsdale, Arizona, and its $0.01 par value common shares are traded on the New York Stock Exchange under the symbol “MTH”. Information filed with the SEC by Meritage Homes under the Exchange Act can be located with reference to its SEC file number: 1-9977.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	14.34	January	16.45	January	32.45	January	64.65	January	60.50	January	44.45
February	15.68	February	15.80	February	37.04	February	73.23	February	58.53	February	38.75
March	15.98	March	16.77	March	37.13	March	58.92	March	54.96	March	32.12
April	22.40	April	19.08	April	33.93	April	63.29	April	65.58	April	34.81
May	21.20	May	23.59	May	34.10	May	72.72	May	53.59	May	34.69
June	22.83	June	24.63	June	34.40	June	79.50	June	47.25	June
July	16.39	July	22.19	July	30.95	July	92.95	July	38.77	July
August	17.96	August	22.48	August	33.41	August	78.29	August	40.95	August
September	17.73	September	23.63	September	39.30	September	76.66	September	41.61	September
October	20.00	October	29.55	October	44.35	October	62.27	October	45.78	October
November	16.55	November	31.58	November	46.80	November	66.47	November	48.56	November
December	16.83	December	33.16	December	56.35	December	62.92	December	47.72	December

The closing price on June 28, 2007 was $27.53.

THE PMI GROUP, INC.

The PMI Group, Inc. (“PMI”) is an international provider of credit enhancement as well as other products that promote homeownership and facilitate mortgage transactions in the capital markets. PMI’s headquarters are located in Walnut Creek, California, and its $0.01 par value common stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol “PMI”. Information filed with the SEC by PMI under the Exchange Act can be located with reference to its SEC file number: 1-13664.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	35.28	January	28.75	January	38.62	January	39.77	January	43.23	January	47.82
February	35.43	February	27.10	February	39.60	February	40.25	February	43.30	February	46.87
March	37.88	March	25.55	March	37.36	March	38.01	March	45.92	March	45.22
April	40.56	April	30.82	April	43.03	April	35.16	April	46.15	April	48.47
May	42.80	May	30.66	May	43.17	May	37.80	May	45.50	May	49.44
June	38.20	June	26.84	June	43.52	June	38.98	June	44.58	June
July	35.52	July	33.13	July	41.23	July	40.95	July	42.46	July
August	33.90	August	35.38	August	41.53	August	40.46	August	43.24	August
September	27.21	September	33.75	September	40.58	September	39.87	September	43.81	September
October	29.80	October	38.23	October	38.82	October	39.88	October	42.65	October
November	32.59	November	37.23	November	41.18	November	40.60	November	43.31	November
December	30.04	December	37.23	December	41.75	December	41.07	December	47.17	December

The closing price on June 28, 2007 was $46.50.

The PHLX Housing SectorSM Index

PULTE HOMES, INC.

Pulte Homes, Inc. (“Pulte”) is a publicly held holding company whose subsidiaries engage in the homebuilding and financial services businesses. Pulte’s headquarters are located in Bloomfield Hills, Michigan, and its $0.01 par value common stock is traded on the New York Stock Exchange under the symbol “PHM”. Information filed with the SEC by Pulte under the Exchange Act can be located with reference to its SEC file number: 1-9804.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	11.79	January	12.50	January	21.57	January	33.04	January	39.90	January	34.34
February	12.99	February	12.71	February	26.38	February	39.01	February	38.41	February	29.56
March	11.96	March	12.54	March	27.80	March	36.82	March	38.42	March	26.46
April	13.30	April	14.50	April	24.59	April	35.73	April	37.35	April	26.90
May	13.56	May	16.40	May	26.38	May	38.23	May	32.47	May	27.29
June	14.37	June	15.42	June	26.02	June	42.13	June	28.79	June
July	11.98	July	15.28	July	27.32	July	46.81	July	28.50	July
August	11.94	August	16.64	August	29.48	August	43.10	August	29.67	August
September	10.66	September	17.00	September	30.69	September	42.92	September	31.86	September
October	11.48	October	21.63	October	27.44	October	37.79	October	30.99	October
November	11.74	November	23.89	November	27.63	November	41.63	November	33.74	November
December	11.97	December	23.41	December	31.90	December	39.36	December	33.12	December

The closing price on June 28, 2007 was $22.66.

RADIAN GROUP INC.

Radian Group Inc. (“Radian”) is a leading credit enhancement provider to the global financial and capital markets. Its subsidiaries provide products and services through three primary business lines: mortgage finance, financial guaranty and other financial services. Radian’s headquarters are located in Philadelphia, Pennsylvania, and its $0.001 par value common stock is traded on the New York Stock Exchange under the symbol “RDN”. Information filed with the SEC by Radian under the Exchange Act can be located with reference to its SEC file number: 1-11356.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	44.90	January	36.90	January	46.56	January	47.94	January	57.23	January	60.22
February	46.67	February	34.87	February	43.70	February	48.33	February	56.75	February	57.45
March	49.08	March	33.38	March	42.60	March	47.74	March	60.25	March	54.88
April	51.90	April	39.70	April	46.51	April	44.43	April	62.72	April	58.11
May	54.30	May	40.27	May	46.00	May	45.88	May	61.12	May	61.90
June	48.85	June	36.65	June	47.90	June	47.22	June	61.78	June
July	45.80	July	46.81	July	46.02	July	51.58	July	61.53	July
August	43.46	August	47.59	August	44.30	August	51.18	August	59.88	August
September	32.66	September	44.40	September	46.23	September	53.10	September	60.00	September
October	35.27	October	52.90	October	47.93	October	52.10	October	53.30	October
November	40.50	November	49.35	November	51.25	November	56.56	November	53.21	November
December	37.15	December	48.75	December	53.24	December	58.59	December	53.91	December

The closing price on June 28, 2007 was $54.98.

The PHLX Housing SectorSM Index

THE RYLAND GROUP INC.

The Ryland Group, Inc. (“Ryland”) is one of the nation’s largest homebuilders and a leading mortgage-finance company. In addition, Ryland Mortgage Company provides mortgage financing and related services. Ryland’s operations span all significant aspects of the home buying process from design, construction and sale to mortgage origination, title insurance, settlement, escrow and homeowners insurance brokerage services. Ryland’s headquarters are located in Calabasas, California, and its $1.00 par value common stock is traded on the New York Stock Exchange under the symbol “RYL”. Information filed with the SEC by Ryland under the Exchange Act can be located with reference to its SEC file number: 1-8029.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	19.58	January	19.82	January	38.13	January	64.87	January	72.36	January	56.18
February	22.33	February	20.65	February	42.86	February	69.55	February	69.75	February	48.17
March	22.55	March	21.60	March	44.42	March	62.02	March	69.40	March	42.19
April	27.50	April	27.12	April	39.48	April	61.40	April	63.11	April	44.30
May	27.00	May	32.55	May	39.80	May	68.50	May	49.21	May	46.20
June	24.88	June	34.70	June	39.10	June	75.87	June	43.57	June
July	20.45	July	32.45	July	38.71	July	80.80	July	40.85	July
August	21.33	August	33.58	August	44.08	August	72.36	August	42.67	August
September	18.59	September	36.56	September	46.33	September	68.42	September	43.21	September
October	20.80	October	44.45	October	47.70	October	67.30	October	45.93	October
November	18.76	November	46.08	November	50.68	November	71.54	November	52.75	November
December	16.68	December	44.32	December	57.54	December	72.13	December	54.62	December

The closing price on June 28, 2007 was $37.95.

STANDARD PACIFIC CORP.

Standard Pacific Corp. (“Standard Pacific”) is a leading geographically diversified builder of single-family attached and detached homes. Standard Pacific’s headquarters are located in Irvine, California, and its $0.01 par value common stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol “SPF”. Information filed with the SEC by Standard Pacific under the Exchange Act can be located with reference to its SEC file number: 1-10959.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	13.19	January	12.63	January	23.35	January	33.27	January	38.90	January	27.44
February	14.29	February	12.89	February	26.16	February	40.00	February	32.85	February	25.53
March	14.05	March	12.76	March	30.00	March	36.10	March	33.62	March	20.87
April	16.79	April	15.13	April	25.22	April	35.81	April	31.71	April	20.85
May	16.50	May	17.19	May	25.48	May	40.06	May	30.07	May	21.32
June	17.54	June	16.58	June	24.65	June	43.98	June	25.70	June
July	13.13	July	17.00	July	23.21	July	47.70	July	22.33	July
August	13.18	August	17.77	August	25.24	August	43.93	August	23.93	August
September	11.69	September	18.95	September	28.19	September	41.51	September	23.50	September
October	12.14	October	23.93	October	28.08	October	38.58	October	24.23	October
November	12.75	November	24.97	November	28.01	November	37.69	November	25.66	November
December	12.38	December	24.28	December	32.07	December	36.80	December	26.79	December

The closing price on June 28, 2007 was $18.17.

The PHLX Housing SectorSM Index

TEMPLE-INLAND, INC.

Temple-Inland, Inc. (“Temple-Inland”) is a holding company that, through its subsidiaries, operates three business segments: Corrugated Packaging, which is a vertically integrated corrugated packaging operation; Forest Products, which manages forest resources of approximately two million acres of timberland in Texas, Louisiana, Georgia, and Alabama, and manufactures a wide range of building products; and financial services in the areas of consumer and commercial banking, residential lending, real estate development and insurance agency. Temple-Inland’s headquarters are located in Austin, Texas, and its $1.00 par value common stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol “TIN”. Information filed with the SEC by Temple-Inland under the Exchange Act can be located with reference to its SEC file number: 1-08634.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	27.68	January	21.61	January	29.53	January	31.80	January	46.90	January	49.94
February	27.85	February	20.95	February	32.58	February	40.10	February	42.67	February	59.80
March	28.36	March	18.70	March	31.67	March	36.28	March	44.55	March	59.74
April	26.47	April	22.65	April	30.89	April	33.75	April	46.44	April	59.24
May	27.84	May	23.32	May	32.66	May	35.72	May	43.01	May	63.00
June	28.93	June	21.46	June	34.63	June	37.15	June	42.87	June
July	26.85	July	23.20	July	34.13	July	39.79	July	42.54	July
August	25.58	August	24.89	August	34.14	August	38.49	August	44.52	August
September	19.32	September	24.28	September	33.58	September	40.85	September	40.10	September
October	20.51	October	27.02	October	29.56	October	36.83	October	39.44	October
November	24.53	November	28.27	November	29.80	November	41.87	November	39.10	November
December	22.41	December	31.34	December	34.20	December	44.85	December	46.03	December

The closing price on June 28, 2007 was $60.90.

TOLL BROTHERS, INC.

Toll Brothers, Inc. (“Toll”) designs, builds, markets and arranges financing for single-family detached and attached homes in luxury residential communities. Toll’s headquarters are located in Horsham, Pennsylvania, and its $0.01 par value common stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol “TOL”. Information filed with the SEC by Toll under the Exchange Act can be located with reference to its SEC file number: 1-9186.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	11.40	January	10.06	January	19.56	January	39.04	January	34.00	January	33.83
February	12.26	February	9.69	February	21.95	February	44.03	February	32.36	February	29.86
March	12.46	March	9.65	March	22.72	March	39.43	March	34.63	March	27.38
April	14.88	April	11.63	April	19.79	April	37.90	April	32.15	April	29.78
May	14.75	May	14.52	May	20.46	May	46.30	May	28.26	May	29.33
June	14.65	June	14.16	June	21.16	June	50.78	June	25.57	June
July	11.43	July	13.25	July	19.87	July	55.42	July	25.57	July
August	12.50	August	14.86	August	22.20	August	48.05	August	26.42	August
September	10.87	September	15.21	September	23.17	September	44.67	September	28.08	September
October	10.24	October	18.42	October	23.18	October	36.91	October	28.91	October
November	10.49	November	20.71	November	25.69	November	34.40	November	32.20	November
December	10.10	December	19.88	December	34.31	December	34.64	December	32.23	December

The closing price on June 28, 2007 was $25.22.

The PHLX Housing SectorSM Index

VULCAN MATERIALS COMPANY

Vulcan Materials Company (“Vulcan”) and its subsidiaries are principally engaged in the production, distribution and sale of construction materials. Vulcan is the nation’s largest producer of construction aggregates, a major producer of asphalt and ready-mixed concrete, and a significant chemicals producer, producing chloralkali and other industrial chemicals. Vulcan’s headquarters are located in Birmington, Alabama, and its $1.00 par value common stock is traded on the New York Stock Exchange under the symbol “VMC”. Information filed with the SEC by Vulcan under the Exchange Act can be located with reference to its SEC file number: 1-4033.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	46.40	January	34.05	January	47.70	January	56.48	January	71.88	January	101.84
February	48.33	February	31.70	February	47.30	February	57.86	February	79.00	February	116.49
March	47.54	March	30.23	March	47.44	March	56.83	March	86.65	March	116.48
April	46.02	April	34.97	April	46.24	April	53.04	April	84.96	April	123.67
May	47.83	May	36.64	May	44.76	May	59.93	May	78.05	May	119.69
June	43.80	June	37.07	June	47.55	June	64.99	June	78.00	June
July	40.44	July	40.22	July	47.62	July	70.24	July	66.97	July
August	39.02	August	41.41	August	47.67	August	71.85	August	78.61	August
September	36.16	September	39.91	September	50.95	September	74.21	September	78.25	September
October	33.56	October	44.31	October	49.78	October	65.00	October	81.48	October
November	37.74	November	44.47	November	51.85	November	66.70	November	88.72	November
December	37.50	December	47.57	December	54.61	December	67.75	December	89.87	December

The closing price on June 28, 2007 was $114.92.

WEYERHAEUSER COMPANY

Weyerhaeuser Company (“Weyerhaeuser”) is principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, real estate development and construction, and other real estate related activities. Weyerhaeuser’s headquarters are located in Federal Way, Washington, and its $1.25 par value common stock is traded on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange under the symbol “WY”. Information filed with the SEC by Vulcan under the Exchange Act can be located with reference to its SEC file number: 1-4825.

2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price	2007	Closing Price

January	58.32	January	48.05	January	61.46	January	62.40	January	69.76	January	75.00
February	61.82	February	49.85	February	65.25	February	66.93	February	68.26	February	85.87
March	62.86	March	47.83	March	65.50	March	68.50	March	72.43	March	74.74
April	59.61	April	49.59	April	59.20	April	68.61	April	70.47	April	79.22
May	65.50	May	50.38	May	60.48	May	64.15	May	63.96	May	81.96
June	63.85	June	54.00	June	63.12	June	63.65	June	62.25	June
July	58.75	July	56.29	July	62.00	July	68.98	July	58.66	July
August	54.51	August	59.50	August	62.51	August	65.02	August	62.00	August
September	43.77	September	58.45	September	66.48	September	68.75	September	61.53	September
October	45.30	October	60.23	October	62.64	October	63.34	October	63.59	October
November	52.60	November	57.00	November	66.00	November	66.31	November	64.68	November
December	49.21	December	64.00	December	67.22	December	66.34	December	70.65	December

The closing price on June 28, 2007 was $79.15.

The PHLX Housing SectorSM Index

License Agreement

PHLX and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Notes. The Index is owned and published by PHLX.

The license agreement between PHLX and UBS provides that the following language must be set forth in this prospectus supplement:

The PHLX Housing SectorSM Index (“Index”) and any UBS AG (“Licensee”) product linked to such Marks, Index or Indices (“Product”) is (are) not sponsored, endorsed, sold or promoted by Philadelphia Stock Exchange, Inc. (“PHLX”). PHLX makes no representation or warranty, express or implied, to the owners of the Index or Indices or Products or any member of the public regarding the advisability of investing in securities generally or in the Index or Indices or Products particularly or the ability of the Index or Indices to track market performance. PHLX’s only relationship to Licensee is the licensing of certain names and Marks and of the Index or Indices, which is (are) determined, composed and calculated by PHLX or its agent(s) without regard to the Licensee or the Products. PHLX has no obligation to take the needs of the Licensee or the owners of the Index or Indices or Products into consideration in determining, composing or calculating the Index or Indices. PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the Index or Indices. PHLX has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion or trading of the Index or Indices or Products.

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“PHLX Housing SectorSM” and “HGXSM” are service marks of the Philadelphia Stock Exchange, Inc. (“PHLX”) and have been licensed for use by UBS Securities LLC and its parent, UBS AG.

Valuation of the Securities

At maturity. Your cash payment at maturity is based on the Index Return. If the Index Return is negative, you will receive a positive return on your Securities equal to the Index Return multiplied by –5, up to a maximum gain on the Securities of between 30.25% and 32.25% (to be determined on the trade date). Therefore, the maximum payment at maturity for each $10 principal amount of the Securities will be $•. The Securities are exposed to any increase in the level of the Index and a positive Index Return in excess of 10% will reduce your cash payment at maturity below your principal amount. If the Index increases over the term of the Securities, you may lose up to 90% of your principal amount. For a description of how your payment at maturity will be calculated, see “What are the steps to calculate payment at maturity?” on page S-4 and “Specific Terms of the Securities—Payment at Maturity” on page S-28.

Prior to maturity. You should understand that the market value of the Securities prior to maturity will be affected by several factors, many of which are beyond our control. We expect that, generally, the level of the Index on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include supply and demand for the Securities, the volatility of the Index, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page S-8 for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below. References to “Index” mean the PHLX Housing SectorSM Index.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

Your minimum investment is 100 Securities at a principal amount at $10.00 per Security (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.

Payment at Maturity

At maturity, you will receive a cash payment per $10 principal amount of the Securities based on the Index Return.

†

If the Index Return is negative, you will receive a positive return on your Securities equal to the Index Return multiplied by –5, up to a maximum gain of between 30.25% and 32.25% (to be determined on the trade date) on your Securities. For example, if the Index declines by 4% over the term of the Securities (an Index Return of –4%), you will receive a positive return of 20% (–4% Î –5) on the Securities.

†	If the Index Return is between 0% and 10%, you will receive your full principal.

†

If the Index Return is greater than 10%, you will lose some of your principal. The payment at maturity will be reduced by 1% for every 1% gain in the Index greater than 10%, up to a maximum loss of 90% of the principal amount of the Securities. For example, if the Index increases by 20% over the term of the Securities (an Index Return of 20%), you will lose 10% of your principal.

Specific Terms of the Securities

If the Index increases over the term of the Securities, you may lose up to 90% of your principal amount.

For each $10 principal amount of the Securities, we will pay you in cash an amount equal to $10 plus the Adjusted Index Return multiplied by $10.

The “Index Return” will be the difference between the closing level of the Index on the final valuation date and on the trade date, expressed as a percentage and calculated as follows:

Index Return	=	Index Ending Level – Index Starting Level

Index Starting Level

where the “Index Starting Level” is •, the closing level of the Index on the trade date, and the “Index Ending Level” is the closing level of the Index on the final valuation date.

The “Adjusted Index Return” will be based on the Index Return, which may be positive or negative.

If the Index Return is negative:

Adjusted Index Return = (Index Return Î –5), up to a maximum gain of between 30.25% and 32.25% (to be determined on the trade date)

If the Index Return is positive:

Adjusted Index Return = (Index Return Î –1 Ç 10%), up to a maximum loss of 90%

The payment at maturity for each Security will be calculated as follows:

          Payment at maturity = principal amount of the Security Ç (principal amount of the Security Î Adjusted Index Return)

See “What are the steps to calculate payment at maturity?” on page S-4.

Maturity Date

The maturity date is expected to be on September 30, 2008, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with “—Final Valuation Date” below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “—Market Disruption Event” below.

Final Valuation Date

The final valuation date is expected be on September 25, 2008, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Securities be postponed by more than 10 business days.

Market Disruption Event

The calculation agent will determine the Index Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Index Ending Level may be postponed if the calculation agent determines that, on the final valuation date, a market

Specific Terms of the Securities

disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than ten business days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level.

Any of the following will be a market disruption event:

†

a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

†

a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or a material number of Index Constituent Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

†	the Index is not published, as determined by the calculation agent in its sole discretion; or

†

in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging” on page S-34.

The following events will not be market disruption events:

†	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

†	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Stocks.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer—Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “—Default Amount.”

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding

Specific Terms of the Securities

principal amount of the Securities as the outstanding principal amount of that Security. Although the terms of the Securities may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer—Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer—Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. Dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

†	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus

†	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

†	no quotation of the kind referred to above is obtained; or

†	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Specific Terms of the Securities

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

†	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency; or

†	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustment to the Index; Alteration of Method of Calculation

If PHLX discontinues publication of the Index and it or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index, then the calculation agent will determine the Index Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the ending level of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or one or more indices and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index Constituent Stocks or the method of calculating the Index has been changed at any time in any respect that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the Index Ending Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Index Ending Level and the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Securities, we mean any day that is a business day of the kind described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the attached prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “—Maturity Date” and “—Final Valuation Date” above.

Specific Terms of the Securities

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the value of the Securities at maturity, market disruption events, business days, the default amount, the Index Return, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The Securities will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options or futures on Index Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

†	acquire or dispose of long or short positions of securities of issuers of the Index Constituent Stocks;

†

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Constituent Stocks;

†

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or

†	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the Index Constituent Stocks, listed or over-the-counter options or futures on Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the U.S. equity markets.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-8 for a discussion of these adverse effects.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of March 31, 2007 (unaudited)	CHF	USD

	(in millions)
Debt
Debt issued(1)	369,303	303,713

Total Debt	369,303	303,713
Minority Interest(2)	6,156	5,063
Shareholders’ Equity	51,606	42,441

Total capitalization	427,065	351,216

(1) Includes Money Market Paper and Medium-Term Notes as per Balance Sheet position based on the remaining maturities.
(2) Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = $0.82440.

Supplemental U.S. Tax Considerations

The following is a general description of certain United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Supplemental U.S. Tax Considerations

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN THE SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as a pre-paid derivative contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, you should recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments. Alternatively, it is possible that your Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the Internal Revenue Service could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Securities should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Supplemental U.S. Tax Considerations

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a Security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a Security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Security effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

Supplemental U.S. Tax Considerations

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Securities on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Securities, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Securities is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus.

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS the aggregate principal amount of the Securities specified on the front cover of this prospectus supplement. The Securities will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Securities at the original issue price applicable to the offered Securities to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Securities to securities dealers at a discount from the original issue price applicable to the offered Securities up to the underwriting discount set forth on the front cover of this prospectus supplement. In the future, we or our affiliates may repurchase and resell the offered Securities in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Securities. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Securities after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus Supplement Summary	S-1
Risk Factors	S-8
The PHLX Housing SectorSM Index	S-13
Valuation of the Securities	S-27
Specific Terms of the Securities	S-28
Use of Proceeds and Hedging	S-34
Capitalization of UBS	S-35
Supplemental U.S. Tax Considerations	S-36
ERISA Considerations	S-40
Supplemental Plan of Distribution	S-41

Prospectus

Introduction	3
Cautionary Note Regarding Forward-Looking Information	5
Incorporation of Information About UBS AG	7
Where You Can Find More Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S.Laws Against UBS AG, Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	36
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Indexed Securities	59
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82

Bearish Return Optimization Securities with Partial Protection

UBS AG $• Notes linked to the PHLX Housing SectorSM Index due on or about September 30, 2008

Prospectus Supplement

July •, 2007
(To Prospectus dated March 27, 2006)

UBS Investment Bank
UBS Financial Services Inc.